Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 10th day of February, 2012 (the “Effective Date”), by and between Atlas Therapeutics Corporation, a Nevada corporation with offices at 4640 Admiralty Way, Suite 500, Marina Del Rey, CA 90292 (the “Corporation”), and Peter Levy, an individual residing at 26 Canterbury Road, Livingston, New Jersey 07039 (the “Executive”), under the following circumstances:

RECITALS:

A.           The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.           The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.           Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.           Duties. The Executive shall serve as the Executive Vice President and Chief Operating Officer of the Corporation, or a position similar in function and responsibility, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation. The Executive shall report directly to the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 10 below.

3.           Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of two (2) years commencing on the Effective Date. The term of this Agreement shall automatically be extended for additional terms of two (2) years each (each a “Renewal Term”), unless either party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other party no later than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.           Compensation of Executive.

(a)           During the Term, the Corporation shall pay the Executive as compensation for his services hereunder, in accordance with the Corporation’s customary payroll practices in effect from time to time (except for the first month which shall be paid on or about the Effective Date), the prorated portion of $200,000.00 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and shall make adjustments in its sole discretion.

(b)           In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion.

(c)           The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, upon submission of itemized expense statements, consistent with the Corporation’s policy for reimbursement of expenses from time to time.  Reimbursable expenses shall include itemized bills for required computer software and hardware, travel, and typical business expenses. If the Corporation provides a company credit card, then the Executive shall have full access subject to providing itemized backup as provided herein.

(d)           At such time as the Corporation has such coverage, as part of Executive’s compensation, the Corporation shall provide the Executive with group health insurance coverage for him and his immediate family. Prior to such time, the Corporation will reimburse Executive $800 per month in lieu of such coverage.  The Executive shall also be entitled to participate in such pension, profit sharing and all other benefits and plans as the Corporation provides to its senior executives and dental insurance coverage (at Executive’s cost), if applicable.  All benefits described in this Section 4(d) shall be referred to collectively herein as the “Benefit Plans”.

(e)           Executive is hereby granted Five Hundred Thousand (500,000) shares of the Corporation’s common stock which shall vest in four equal semi-annual installments commencing on the six month anniversary of the Effective Date, subject to Executive’s employment with the Corporation on the applicable vesting date. Executive shall be eligible for grants of stock options or awards of restricted stock under the Corporation’s equity compensation plans as the Board of Directors shall determine in its sole discretion.

5.           Termination.

(a)           This Agreement and the Executive’s employment hereunder shall automatically terminate upon the happening of any of the following events:

(i)          upon the Executive’s death;

(ii)         upon the Executive’s “Total Disability” (as herein defined);

(iii)        upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv)        at the Executive’s option, in the event the Executive terminates his employment with the Corporation for Good Reason (as defined in Section 5(c)); and

(v)          in the event the Corporation terminates the Executive’s employment  for “Cause” (as defined in Section 5(d)).

(b)           For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 120 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a doctor for the Corporation or its insurer determines that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his full-business time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of seven (7) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment outside of a ninety minute commuting distance from New York City without Executive’s prior written consent; (iv) any material violation by the Corporation of its obligations under this Agreement that is not cured within fifteen (15) days after receipt of notice thereof; (v) a request by an executive of the Corporation to take an action that would subject Executive to be terminated for Cause; or (vi) if a crime or act of impropriety is committed by an executive or agent of the Corporation.

(d)           For purposes of this Agreement, the term “Cause” shall mean (i) gross and willful misconduct or fraud on the part of the Executive in connection with his employment duties hereunder, (ii) commission of a felony or act of dishonesty resulting in harm to the Corporation by the Executive, (iii) if the Executive  has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the board of directors, after written notice is delivered to the Executive by the Corporation specifying the nature of the breach, and failure by the Executive to remedy the breach within 30 days of receipt of the Corporation’s notice, (iv) if the Executive has breached any  material provision of this Agreement, after written notice is delivered to the Executive by the Corporation specifying the nature of such breach, and failure by the Executive to remedy such breach within thirty (30) days of receipt of the Corporation’s notice; or (v) if Executive has violated any statutory or common law duty of loyalty to the Corporation as determined in a final and non-appealable judgment by a court of competent jurisdiction.

6.           Effects of Termination.

(a)           Upon termination of the Executive’s employment pursuant to Section 5(a)(i) [death], the Executive’s estate or beneficiaries shall be entitled to the following severance benefits: (i) accrued and unpaid compensation through the date of termination; and (ii) continued provision for a period of six (6) months following the Executive’s death of benefits under Benefit Plans provided from time to time by the Corporation to its senior executives.

(b)           Upon termination of the Executive’s employment pursuant to Section 5(a)(ii) [disability], the Executive shall be entitled to the following severance benefits: (i) continued provision of his Base Salary for six (6) months; and (ii) continued provision for a period of one (1) year following the Executive’s Total Disability of Benefit Plans provided from time to time by the Corporation to its senior executives; The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained for his benefit.

(c)           Upon termination of the Executive’s employment for any other reason, the Executive shall be entitled to receive accrued but unpaid compensation through the date of termination.

(d)           The parties agree that in lieu of any severance payment hereunder, Executive shall be entitled to receive $40,000 on the Effective Date.

7.           Accelerated Vesting.

(a)           Upon termination of the Executive’s employment pursuant to Sections 5(a)(i) [death] or (ii) [disability], all unvested Options granted shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment.

(b)           If the Executive’s employment is terminated pursuant to Section 5(a)(iii) [non-renewal], where the Corporation has offered to renew the term of the Executive’s employment for an additional term and the Executive chooses not to continue in the employ of the Corporation, all unvested Options shall immediately expire effective the date of termination of employment and vested Options, to the extent unexercised, shall expire three (3) months after the termination of employment.

(c)           If the Executive’s employment is terminated (A) by the Corporation without Cause, (B) the Corporation tendered the Executive a Non-Renewal Notice for any reason other than for Cause or (C) pursuant to Section 5(a)(iv) [good reason], all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire twelve (12) months after any such event.

(d)           If the Executive’s employment is terminated pursuant to 5(a)(v) [cause], all unvested Options shall immediately expire effective the date of termination of employment and vested Options, to the extent unexercised,, shall expire three (3) months after the date of termination of employment.

(e)           The Corporation shall cause all future agreements, certificates or other documents evidencing any grant of options or award of stock to the Executive to contain the foregoing provisions and shall agree to amend all existing agreements, certificates or other documents evidencing any grant of options or award of stock to the Executive to contain the foregoing provisions.

8.           Vacations. The Executive shall be entitled to four (4) weeks paid vacation. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue to the subsequent year with consent of the Board.

9.           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 9 and Section 10 hereof shall include any subsidiary or parent of the Corporation.

10.          Covenant Not To Compete or Solicit.

(a)           The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 10(e) below):

(i)           except as provided in Subsection (c) below, engage in any line of business in which the Corporation was engaged or had a formal plan to enter during the period of Executive’s employment with the Corporation, including but not limited to the development and commercialization of therapeutic and dietary products, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii)          solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor, or agent of the Corporation.

(b)           The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period, solicit any customers of the Corporation with respect to products or services competitive with products or services then being sold by the Corporation.

(c)           If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d)           This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e)           The term “Restricted Period,” as used in this Section 10, shall mean the period of the Executive’s actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Corporation. The term “Restricted Area” as used in this Section 10 shall mean the continental United States, including, without limitation, any and all cities and other geographic areas in which the Corporation offers its services or has taken steps to commence operations or provides services.

(f)           The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 10(e) hereof, except in the event that this Agreement is terminated pursuant to Section 5(a)(iv) [good reason], in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 10 be enforceable, should the Corporation be in material default of its obligations to the Executive at the time of his termination of employment by the Corporation.

11.           Ownership of Product Ideas and Assignment.

(a)           Product Ideas.  The Executive will disclose to the Corporation all Product Ideas.  “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, which relate to the Business, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive within the scope of Executive's employment solely or jointly with other Corporation employees or consultants retained by Corporation during the Term.  Product Ideas shall not include any of the foregoing which are made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive on his or her own time without using Corporation's equipment, supplies, facilities or trade secret information.

(b)         Ownership of Product Ideas and Assignment.  The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Corporation, and that all of said Product Ideas shall be considered as “work made for hire” belonging to the Corporation.  To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Corporation, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Corporation, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials.  The Corporation shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive.  At the Corporation’s expense, the Executive will assist the Corporation to perfect the Corporation’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be necessary to vest title to and/or defend or enforce the rights of the Corporation in the Product Ideas.

12.          Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)           Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York  .

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date and year first above written.

CORPORATION:

ATLAS THERAPEUTICS CORPORATION

/s/: JB Bernstein
Name: JB Bernstein
Title: Chief Executive Officer

/s/ Robert Hariri
Name: Robert Hariri
Title: Member of the Board of Directors

EXECUTIVE:

/s/ Peter Levy
Name: Peter Levy
Title: Executive